Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 (No. 333-165949) of Elsinore Services, Inc., of our report dated March 26, 2010 relating to the financial statements which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey
May 20, 2010